                                                                    Exhibit 99.1


[LOGO]                                                     For Immediate Release

               Mediacom Communications Reports Record Results for
                      Fourth Quarter and Fiscal Year 2000

            Announces Agreement to Acquire 840,000 Basic Subscribers
                     from AT&T Broadband for $2.215 Billion
--------------------------------------------------------------------------------

Middletown, NY --- February 27, 2001 --- MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported record results for the fourth quarter and fiscal year ended December 31, 2000.

For the fourth quarter of 2000, the Company reported revenues of $87.5 million, an increase of 39.3% from the $62.8 million recorded in the fourth quarter of 1999. EBITDA (operating loss before depreciation, amortization and non-cash stock charges) increased by 44.2% to $41.0 million from the $28.4 million recorded in the fourth quarter 1999.

For the twelve months ended December 31, 2000, the Company reported revenues of $332.1 million, an increase of 88.6% from the $176.1 million recorded in the corresponding period of 1999. EBITDA increased by 99.7% to $156.0 million from the $78.1 million recorded in the corresponding period of 1999. The Company's results for the three and twelve months ended December 31, 2000 include several acquisitions completed subsequent to the third quarter of 1999. The following pro forma results assume that these acquisitions were completed on January 1, 1999.

For the fourth quarter of 2000, pro forma revenues and EBITDA increased by 9.9% and 14.2%, respectively, over the fourth quarter of 1999. For the twelve months ended December 31, 2000, pro forma revenues and EBITDA increased by 9.5% and 14.8%, respectively, over the corresponding period of 1999. At December 31, 2000, the Company served 779,000 basic subscribers, representing a year-over-year pro forma growth rate of 1.1%. At the end of the fourth quarter of 2000, the Company served 40,000 digital cable customers and 15,600 data customers, compared to 7,300 and 5,400 customers, respectively, on a pro forma basis, at year-end 1999.

Rocco B. Commisso, Mediacom's Chairman and CEO, said, "Our solid fourth quarter results are a fitting conclusion to a year of significant achievements for Mediacom and its employees. In 2000, we completed a successful initial public offering, integrated the Triax cable systems while consummating nine additional accretive acquisitions, reached the ambitious cable system upgrade targets that we revised upward earlier in the year, and accelerated the launches of digital and cable modem services to our customers. Mediacom has established an outstanding foundation for future growth. In 2001 and beyond, we anticipate that the substantial investments we have already made in our cable network will provide enormous opportunities to deploy advanced broadband services to our customer base."

For the year ended December 31, 2000, capital expenditures were $183.5 million, reflecting both the capital invested in upgrading the cable systems acquired in 2000 and the Company's previously announced acceleration of its network upgrade program. Including the cable systems acquired in 2000, approximately 74% of the Company's cable network was upgraded to 550MHz - 750MHz bandwidth capacity and 47% of its homes passed were activated with two-way communications capability as of December 31, 2000. At year-end 2000, Mediacom's digital cable service was available to 400,000 digital-ready basic subscribers, and the Company offered cable modem service in cable systems with 486,000 data-ready homes marketed.

During the fourth quarter of 2000, the Company completed three separate acquisitions of cable systems serving, in total, approximately 34,000 basic subscribers for an aggregate purchase price of $77.1 million. All three acquisitions are within the Company's operating clusters in the Southeast, Midwest and North Central regions. In 2000, the Company completed a total of nine acquisitions of cable systems serving approximately 53,000 basic subscribers for an aggregate purchase price of $109.2 million.

At December 31, 2000, Mediacom's total indebtedness was approximately $987 million. For the fourth quarter, the Company's debt leverage ratio (defined as total debt at period end divided by pro forma annualized EBITDA for the period) was 5.9x and its interest coverage ratio (defined as EBITDA divided by interest expense) was 2.3x. At December 31, 2000, the Company had approximately $437 million of unused credit commitments.

In December 2000, SoftNet Systems, Inc. announced plans to cease operations of its wholly-owned subsidiary ISP Channel, Inc. during the first quarter of 2001. ISP Channel was the third party provider of high-speed Internet access to the Company's cable modem customers. As of January 31, 2001, the Company formally terminated its relationship with SoftNet and ISP Channel in all material respects and is in the process of transitioning its cable modem customers to the Excite@Home service (as described below). The Company is currently determining the non-cash impact on its consolidated financial statements of the termination of the SoftNet agreement. In addition, as of December 31, 2000, the Company held shares of SoftNet common stock with an original basis of approximately $32.9 million. During the fourth quarter of 2000, the Company determined that the decline in the fair value of these shares was other than temporary and, as a result, a non-cash charge of $28.5 million was recorded as a realized loss in other expenses in its consolidated statements of operations.

In December 2000, the Company entered into a binding letter commitment with At Home Network Solutions, Inc., a partially-owned subsidiary of At Home Corporation, for a new cable affiliate relationship. Subject to the completion of a final definitive agreement with At Home Solutions, this new affiliation will enable the Company to offer the Excite@Home high-speed broadband Internet service to its customers, who were previously served by ISP Channel.

On January 24, 2001, the Company, through its wholly-owned direct and indirect subsidiaries, Mediacom LLC and Mediacom Capital Corporation, completed an offering of $500 million of 9 1/2% senior notes due 2013. Approximately $467.5 million of the net proceeds were used to repay a substantial portion of the indebtedness outstanding and related accrued interest under the Company's subsidiary credit facilities. The balance of the net proceeds is being used for general corporate purposes. After giving effect to this senior note offering and the application of the proceeds therefrom, the Company now has approximately $900 million of unused credit commitments.

On February 7, 2001, the Company filed a Form S-3 registration statement with the Securities and Exchange Commission under which the Company may sell any combination of common and preferred stock, debt securities, warrants and subscription rights for a maximum aggregate amount of $1.0 billion. The Securities and Exchange Commission declared this registration statement effective on February 13, 2001.

2001 Outlook

The following guidance is for cable systems owned and operated by the Company as of December 31, 2000.

In 2001, the Company estimates basic subscriber growth of 1.0% to 1.3%. The Company also estimates that in 2001 it will achieve pro forma revenue growth of between 12.0% and 14.0% and pro forma EBITDA growth of between 11.5% and 13.5%. Capital expenditures are projected at between $180 million and $200 million.

The Company expects to continue its aggressive cable network upgrade program. The Company forecasts that by the end of 2001, approximately 90% of its cable network will be upgraded to 550MHz-860MHz bandwidth capacity and approximately 80% of its homes passed will have two-way communications capability.

By year-end 2001, the Company expects to have launched digital and cable modem services in cable systems with 550,000 digital-ready basic subscribers and 940,000 data-ready homes passed, respectively. At the same period end, the Company anticipates having between 90,000 and 100,000 digital cable customers and between 45,000 and 50,000 data customers.

Acquisition of AT&T Broadband Cable Systems

The Company and AT&T Broadband today announced that they have entered into four separate definitive asset purchase agreements under which various affiliates of AT&T Broadband will sell to the Company certain cable television systems serving approximately 840,000 basic subscribers in Georgia, Illinois, Iowa and Missouri, for an aggregate purchase price of approximately $2.215 billion in cash, subject to closing adjustments.

The transaction, which was approved by the boards of directors of both companies, is expected to close in the second or third quarter of 2001, subject to certain closing conditions and regulatory review. Credit Suisse First Boston, JPMorgan, and Salomon Smith Barney served as financial advisors to the Company.

Upon completion of this transaction with AT&T Broadband, the Company will be the 8th largest cable operator in the United States, serving approximately 1.6 million basic subscribers in 23 states, and the largest cable operator in the state of Iowa, serving approximately 525,000 basic subscribers. Among the largest clusters are the communities of Albany, Columbus, Tifton and Valdosta in southern Georgia; Charleston, Carbondale, Effingham and Marion, in southern and southeastern Illinois; Ames, Cedar Rapids, Clinton, Des Moines, Dubuque, Fort Dodge, Iowa City, Mason City, the Quad Cities area (which includes certain systems in Illinois) and Waterloo, Iowa; and Columbia, Jefferson City and Springfield, Missouri.

In commenting on this potential acquisition, Mr. Commisso stated, "We are embarking on another new and exciting chapter in the growth story of Mediacom. This transaction with AT&T Broadband represents a unique opportunity to purchase highly attractive systems, including several serving the top 100 markets. And, for the second time in two years, we'll be doubling the size of the Company. Our excellent management team has proven itself time and time again as a successful acquirer and integrator of cable systems, having successfully completed 20 acquisitions in the last five years to build the quality company that Mediacom is today. Overall, we are excited by the opportunities this transaction presents, not only for our new customers, but also for our investors, our employees, and the dedicated AT&T field staff that we will warmly welcome into the Mediacom family."

Mr. Commisso added, "AT&T Broadband has done a tremendous job launching in these systems digital cable and high-speed Internet services. This, in part, reflects the fact that about half of the subscribers are served by systems that have been upgraded to 550MHz to 860MHz bandwidth capacity. In keeping with Mediacom's operating strategy and our commitment to first-class customer service, we intend to aggressively upgrade the remaining AT&T Broadband cable systems and deliver to all of our new customers in these communities a state-of-the-art offering of advanced broadband services."

Included with this press release as Attachment 4 are summary pro forma operating data as of December 31, 2000 and selected pro forma operating results for the twelve months ended December 31, 2000 for Mediacom Communications and the AT&T Broadband cable systems, individually and combined. All information relating to the AT&T Broadband cable systems has been furnished by AT&T Broadband, is unaudited, subject to normal year end adjustments, and has not been independently verified by the Company.

Teleconference

The Company will hold a teleconference to discuss its fourth quarter and full year 2000 results, the outlook for 2001, and the acquisition of the above mentioned AT&T Broadband cable systems, today at 11:00 a.m. EST. A live broadcast of the Company's teleconference can be accessed through the Company web site at www.mediacomcc.com. Participants should go to the Investor Relations link at least 10 minutes prior to the start time to register. The teleconference will be archived on the website until March 27, 2001.

Company Description

Mediacom is the 8th largest cable television company in the United States, after giving effect to the acquisition of the AT&T Broadband cable systems. On a pro forma basis, the Company's cable systems pass approximately 2.6 million homes and serve approximately 1.6 million basic subscribers in 23 states. The Company offers an array of broadband services, including cable television, advanced digital video programming and high-speed Internet access. The Company was founded in July 1995 by Rocco B. Commisso to acquire and operate cable television systems serving principally non-metropolitan markets in the United States. More information about Mediacom can be accessed on the Internet at: www.mediacomcc.com.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Attachments

   (1)  Selected Pro Forma Operating Results
   (2)  Historical Results of Operations
   (3)  Summary Actual and Pro Forma Operating Data
   (4) Summary Pro Forma Operating Data and Selected Pro Forma Operating Results for Mediacom Communications and the AT&T Broadband Acquisition

Contact

   Mark E. Stephan
   Senior Vice President and Chief Financial Officer
   845-695-2640
   mstephan@mediacomcc.com

(1)  Selected Pro Forma Operating Results

The following table presents selected pro forma results for the three and twelve months ended December 31, 2000 and 1999, including the results of the Company's acquisitions as if such acquisitions had occurred on January 1, 1999:


                      MEDIACOM COMMUNICATIONS CORPORATION
                          Pro Forma Operating Results
                             (Dollars in thousands)
                                  (Unaudited)

                              Pro Forma(a)                             Pro Forma(a)
                           Three Months Ended                       Twelve Months Ended
                              December 31,           Percent            December 31,           Percent
                          -------------------                       -------------------
                          2000           1999         Change        2000           1999         Change
  ----------             -------        -------       ------      --------       --------       ------
Revenues                 $89,747        $81,696         9.9%      $348,391       $318,086         9.5%

Service costs             31,229         28,278        10.4        120,578        108,049        11.6
SG&A expenses             15,018         14,407         4.2         58,552         56,718         3.2
                         -------        -------       -----       --------      ---------       ------
System cash flow          43,500         39,011        11.5        169,261        153,319        10.4
Corporate expenses         1,500          2,242       (33.1)         6,029         11,175       (46.0)
                         -------        -------       ------      --------       --------       ------
EBITDA                   $42,000        $36,769        14.2%      $163,232       $142,144        14.8%
                         =======        =======       ======      ========       ========       ======
EBITDA Margin               46.8%          45.0%                      46.9%          44.7%


(a) The above pro forma operating results give effect to the following transactions as though they occurred on January 1, 1999:

     .  the October 1999 acquisition of Zylstra Communications Corporation;
     . the November 1999 acquisition of cable systems owned by Triax Midwest Associates, L.P.;
     . the April 2000 acquisitions of cable systems owned by MidAmerican Cable Systems, L.P. and Rapid Communications Partners, L.P.;
     .  the May 2000 acquisition of a cable system owned by Tri Cable, Inc.;
     . the June 2000 acquisition of a cable system owned by Spirit Lake Cable TV, Inc.;
     . the July 2000 acquisition of a cable system owned by South Kentucky Services Corporation;
     . the August 2000 acquisition of cable systems owned by Dowden Midwest Cable Partners, L.P.;
     . the October 2000 acquisition of cable systems owned by Illinet Communications of Central Illinois, L.L.C.;
     . the October 2000 acquisition of cable systems owned by Satellite Cable Services, Inc.; and
     . the December 2000 acquisition of cable systems in Fairhope, Alabama owned by AT&T Broadband, LLC

     The information presented above is not necessarily indicative of what results would have been had the Company operated these cable systems since the beginning of 1999.

(2)  Historical Results of Operations

The following table presents the actual results for the three and twelve months ended December 31, 2000 and 1999:

                      MEDIACOM COMMUNICATIONS CORPORATION
                     Consolidated Statements of Operations
               (All amounts in thousands, except per share data)
                                  (Unaudited)

                                         Three Months Ended                  Twelve Months Ended
                                            December 31,                         December 31,
                                       ----------------------    Percent   ---------------------    Percent
                                          2000          1999     Change     2000           1999     Change
                                       ---------                 ------    --------                 ------
Revenues                               $  87,537    $ 62,822      39.3%   $ 332,050    $176,052      88.6%

Service costs                             30,421      21,486      41.6      114,234      58,058      96.8
SG&A expenses                             14,649      11,133      31.6       55,820      32,949      69.4
Corporate expenses                         1,500       1,800     (16.7)       6,029       6,951     (13.3)
Depreciation and
     amortization                         49,080      34,911      40.6      178,331     101,065      76.5
Non-cash stock
     charges                                 658      15,445     (95.7)      28,254      15,445      82.9
                                       ---------    --------     -----    ---------    --------    ------
Operating loss                            (8,771)    (21,953)    (60.0)     (50,618)    (38,416)     31.8
                                       ---------    --------     -----    ---------    --------    ------
Interest expense, net                     17,511      17,240       1.6       68,955      37,817      82.3
Other expenses(a)                         28,800       4,108     601.1       30,024       5,087     490.2
                                       ---------    --------     -----    ---------    --------    ------
Net loss before income
     taxes                               (55,082)    (43,301)     27.2     (149,597)    (81,320)     84.0

(Benefit) provision for
     income taxes                         (1,134)          -         -          250           -         -
                                       ---------    --------     -----    ---------    --------    ------
Net loss                               $ (53,948)   $(43,301)     24.6%   $(149,847)   $(81,320)     84.3%
                                       =========    ========     =====    =========    ========    ======
Basic and diluted loss
     per share                            ($0.60)     ($2.43)                ($1.79)     ($7.82)

Weighted average
     common shares
       outstanding(b)                     89,944      17,849                 83,803      10,404

EBITDA                                 $  40,967    $ 28,403      44.2%   $ 155,967    $ 78,094      99.7%
                                       =========    ========     =====    =========    ========    ======

_________________

(a) Includes a $28.5 million non-cash realized loss, recorded in the three month period ended December 31, 2000, resulting from a decline in the fair value of the Company's SoftNet shares.

(b) The number of weighted average common shares outstanding for the year ended December 31, 2000 and for the 1999 periods is a pro forma calculation based upon ownership of the Company prior to its initial public offering in February 2000.

(3)  Summary Actual and Pro Forma Operating Data

                      MEDIACOM COMMUNICATIONS CORPORATION

                                                             Actual          Pro Forma          Pro Forma
                                                          December 31,      September 30,      December 31,
                                                               2000           2000(a)           1999(a)
                                                          ------------      ------------       ------------
Homes passed                                                1,173,000          168,000            1,156,600
Basic subscribers                                             779,000          777,000              770,600
Basic penetration                                                66.4%            66.5%                66.6%
Premium service units(b)                                      597,000          573,000              615,000
Premium penetration                                              76.6%            73.7%                79.8%

Average monthly revenues per basic subscriber(c)          $     38.45       $    38.03         $      35.39

Digital Cable
Digital-ready basic subscribers                               400,000          336,000              182,000
Digital customers                                              40,000           28,000                7,300
Digital penetration                                              10.0%             8.3%                 4.0%

Data
Data-ready homes passed                                       550,000          375,000              146,000
Data-ready homes marketed                                     486,000          354,000              131,000
   Dial-up customers                                            3,600            3,800                4,600
   Cable modem customers                                       12,000            7,600                  800
                                                          -----------       ----------         ------------
Total data customers                                           15,600           11,400                5,400
Data penetration                                                  3.2%             3.2%                 4.1%

Percentage of basic subscribers at 550MHz - 750MHz                 74%              69%                  55%

-----------------------

(a) The pro forma summary operating data give effect to the following transactions as if they occurred on January 1, 1999:

    .  the October 1999 acquisition of Zylstra Communications Corporation;
    . the November 1999 acquisition of cable systems from Triax Midwest Associates, L.P.;
    . the April 2000 acquisitions of cable systems from MidAmerican Cable Systems, L.P. and Rapid Communications Partners, L.P.;
    .  the May 2000 acquisition of a cable system owned by Tri Cable, Inc.;
    . the June 2000 acquisition of a cable system owned by Spirit Lake Cable TV, Inc.;
    . the July 2000 acquisition of a cable system owned by South Kentucky Services Corporation;
    . the August 2000 acquisition of cable systems owned by Dowden Midwest Cable Partners, L.P.;
    . the October 2000 acquisition of cable systems owned by Illinet Communications of Central Illinois, L.L.C.;
    . the October 2000 acquisition of cable systems owned by Satellite Cable Services, Inc.; and
    . the December 2000 acquisition of cable systems in Fairhope, Alabama owned by AT&T Broadband, LLC

(b) Reflects the migration of the Disney Channel as a premium service to a basic programming service.

(c) Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period, assuming all acquisitions were completed at beginning of period.

(4) Summary Pro Forma Operating Data and Selected Pro Forma Operating Results for Mediacom Communications and the AT&T Broadband Acquisition(a)

The following tables present summary pro forma operating data at December 31, 2000 and selected pro forma operating results for the twelve months ended December 31, 2000 for Mediacom Communications Corporation and the AT&T Broadband cable systems being acquired:

                       Summary Pro Forma Operating Data

                                                              Mediacom                AT&T
                                                           Communications           Broadband              Combined
                                                          ----------------         -----------            ----------
Homes passed                                                 1,173,000              1,397,000              2,570,000
Miles of plant                                                  24,500                 18,860                 43,360
Density                                                             48                     74                     59

Basic subscribers                                              779,000                840,000              1,619,000
Basic penetration                                                 66.4%                  60.1%                  63.0%

Average monthly revenues per basic subscriber(b)                $37.47                 $43.39                 $40.55

Digital Cable

Digital-ready basic subscribers                                400,000                783,000              1,183,000
Digital customers                                               40,000                214,000                254,000
Digital penetration                                               10.0%                  27.3%                  21.5%

Data

Data-ready homes passed                                        550,000                646,000              1,196,000
Data-ready homes marketed                                      486,000                571,000              1,057,000
Total data customers                                            15,600                 49,400                 65,000
Data penetration                                                   3.2%                   8.7%                   6.1%

Percentage of basic subscribers at 550MHz - 860MHz                  74%                    50%                    62%

                     Selected Pro Forma Operating Results
                            (Dollars in thousands)
                                  (Unaudited)

                                                              Mediacom                AT&T
                                                           Communications           Broadband              Combined
                                                          ----------------         -----------            ----------
Revenues                                                      $348,391               $438,009               $786,400

Service costs                                                  120,578                176,273                296,851
SG&A expenses                                                   58,552                 85,597                144,149

System cash flow                                               169,261                176,139                345,400

System Cash Flow Margin                                           48.6%                  40.2%                  43.9%

_________________________

(a) All information relating to the AT&T Broadband cable systems has been furnished by AT&T Broadband, is unaudited, subject to normal year end adjustments, and has not been independently verified by the Company.

(b)    Average for the twelve month period.